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                                                                  EXHIBIT 11


                      ABBOTT LABORATORIES AND SUBSIDIARIES

                 CALCULATION OF FULLY DILUTED EARNINGS PER SHARE

            (Dollars and Shares in Millions Except Per Share Amounts)

                                  (Unaudited)

                                                  NINE MONTHS ENDED SEPTEMBER 30
                                                 -------------------------------
                                                     1997                1996
                                                 ----------            ---------

1.   Net earnings                                $ 1,527.8             $ 1,371.4
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2.   Average number of shares outstanding            771.5                 782.9
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3.   Earnings per share based upon average
     outstanding shares (1 divided by 2)         $    1.98             $    1.75
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4.   Fully diluted earnings per share:

     a. Stock options granted and outstanding
        for which the market price at
        quarter-end exceeds the option price          31.1                  31.5
                                                 ----------            ---------
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     b. Aggregate proceeds to the Company from
        the exercise of options in 4.a.          $ 1,205.3             $   994.0
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     c. Market price of the Company's common
        stock at quarter-end                     $  63.938             $  49.250
                                                 ---------             ---------
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     d. Shares which could be repurchased
        under the treasury stock
        method (4.b. divided by 4.c.)                 18.9                  20.2
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     e. Addition to average outstanding shares
        (4.a. - 4.d.)                                 12.2                  11.3
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     f. Shares for fully diluted earnings per
        share calculation (2. + 4.e.)                783.7                 794.2
                                                 ---------             ---------
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     g. Fully diluted earnings per share
        (1. divided by 4.f.)                     $    1.95             $    1.73
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